Exhibit 99.1

FOR IMMEDIATE RELEASE:                                          DECEMBER 3, 1999

               OPTICAL SECURITY GROUP, INC. ("OpSec") ANNOUNCES
               ------------------------------------------------
         ACQUISITION OF BRIDGESTONE TECHNOLOGIES, INC. ("Bridgestone")
         -------------------------------------------------------------

Denver: Optical Security Group, Inc. (NASDAQ SmallCap Market: OPSC), today announced the acquisition of 100% of the equity interests of Bridgestone Technologies, Inc., a provider of security holographic labels for product authentication and brand protection based in Bridgeport, Connecticut. In addition, OpSec also obtained minority interests and future rights to acquire affiliated enterprises involved in specialty converting and value added label products, and photo-polymer-based authentication technologies.

"We are very pleased to have completed this transaction," said Mark T. Turnage, OpSec's President & COO. " The merging of our two businesses will give OpSec an enhanced capability to address the growing market for our products worldwide." He continued, "This acquisition is part of our company's strategy to grow shareholder value by participating in the consolidation of this emerging sector of the security business."

On November 30, 1999 OpSec announced its agreement to merge its operations with Applied Holographics, Plc. (APH: LSE). APH is a company, based in Washington Tyne and Wear, the United Kingdom, which produces foils and labels, primarily for use as security devices for document authentication and product anti-counterfeiting."

OpSec is a leading provider of imaging technology and optical coatings, which are employed in tamper-evident packaging labels; authenticating labels; threads and tags for branded product protection and for authentication of critical machine parts and pharmaceuticals. OpSec's laminates and security foils are used to protect against counterfeiting of documents of value, checks and cards.

This press release contains forward-looking statements that involve risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed herein. Factors that might cause such a difference include, but are not limited to, changes in demand for the Company's products and services, changes in the level of operating expenses, competitive conditions and product supply. Recipients of this press release are cautioned not to place undue reliance on the forward-looking statements made herein.

OpSec's corporate offices are located in Denver, Colorado.

FOR FURTHER INFORMATION CONTACT:
Julie A. Holland, Corporate Secretary
Optical Security Group, Inc.
535 Sixteenth Street, Suite 920
Denver, Colorado 80202
Tel:  (303) 534-4500
Fax:  (303) 534-1010